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                                                                    EXHIBIT (10)


                              Amended and Restated
                             1996 SUPPORT AGREEMENT

                                 By and Between

                           Alco Standard Corporation

                                      and

                               IKON Capital, Inc.

          SUPPORT AGREEMENT, dated as of this 22nd day of October, 1996 by and between ALCO STANDARD CORPORATION, an Ohio Corporation ("Alco") and IKON CAPITAL, INC., a Delaware corporation ("IKON Capital"). Alco, in consideration of $10 and other good and valuable consideration, receipt and adequacy of which is hereby acknowledged, and to induce IKON Capital to provide leasing services with respect to products sold and serviced by Alco, hereby agrees with IKON Capital as set forth below.

          1. Pretax Interest Coverage. From and after the execution of this Support Agreement, Alco will, within 45 days after the last day of each quarter end period of IKON Capital, make, or cause to be made, a determination of the ratio of Income Before Interest Expense and Taxes to Interest Expense for the most recent four quarter end periods on a rolling basis. If said ratio of Income Before Interest Expense and Taxes to Interest Expense shall be less than
1.25 to 1, Alco will, within 10 days after the date of such determination, pay to IKON Capital a fee (the "Support Fee") in an amount at least sufficient to increase said ratio of Income Before Interest Expense and Taxes to 1.25 to 1.

          2. Debt to Equity. From and after the execution of this Support Agreement, Alco will, within 45 days after the last day of each quarter end period, make, or cause to be made such payment to IKON Capital as shall be necessary to enable IKON Capital to have a debt to equity ratio not to exceed 6 to I determined in accordance with generally accepted accounting principles.

          3. Maintenance of Net Worth. From and after the execution of this Support Agreement, Alco will, at all times, make, or cause to be made such payment to IKON Capital as shall be necessary to enable IKON Capital to have a Tangible Net Worth of at least one dollar ($1.00).

          4. Ownership. From and after the execution of this Support Agreement, Alco will maintain 100 percent direct or indirect ownership of IKON Capital, except in the event that this Agreement is assigned by Alco pursuant to
Section 7.
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          5.   Definitions.  As used in this Agreement, the following terms have the meanings indicated:

          "Interest Expense" of IKON Capital and its subsidiaries shall mean the most recent four quarter end periods on a rolling basis interest charges on the aggregate principal amount of consolidated indebtedness of IKON Capital and its subsidiaries, including intercompany debt owed to Alco determined in accordance with generally accepted accounting principles.

               "Income Before Interest Expense and Taxes" shall mean the consolidated net income of IKON Capital and its subsidiaries for the most recent four quarter end periods on a rolling basis determined in accordance with generally accepted accounting principles, except that such determination shall be made before any deduction for Interest Expense or provisions for taxes in respect of income.

               "Tangible Net Worth" shall be determined in accordance with generally accepted accounting principles and shall mean an amount equal to the capital stock and surplus accounts (including retained earnings) of IKON Capital and its subsidiaries after deducting therefrom the book amount of all assets of IKON Capital and its subsidiaries which would be treated as intangible assets, all determined on a consolidated basis.

          6. Termination Amendment and Waiver. This agreement, or any term, covenant, agreement or condition hereof may be amended or terminated by either party hereto upon not less than ninety (90) days written notice and provided that either: (i) all the outstanding debt of IKON Capital is repaid, or (ii) approval of 2/3 of the debtholders (not including Alco, IKON Capital or affiliates of Alco or IKON) for all amounts outstanding covered by this Support Agreement is obtained.

          7. Assignment. This Agreement (or any rights herein) may not be assigned by Alco unless: (i) all the outstanding debt of IKON Capital is repaid, or (ii) approval of 2/3 of the debtholders (not including Alco, IKON Capital or affiliates of Alco or IKON Capital) for all amounts outstanding covered by this Support Agreement is obtained.

          8. Successors and Assigns. This Agreement shall inure to the benefit of the parties hereto, their respective successors and permitted assigns, and to the benefit of and is enforceable by IKON Capital debtholders. All IKON Capital debtholders shall be third party beneficiaries of this Support Agreement provided that third party rights of such debt holders shall be limited to: (i) right to demand that IKON Capital enforce its rights under this Agreement, (ii) the right to proceed against Alco Standard on behalf of IKON Capital to enforce IKON Capital's rights under this agreement if IKON Capital fails or refuses to take timely action to enforce IKON Capital's rights hereunder following demand for such enforcement by such debtholders
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          9.   Applicable Law.  This Agreement shall be governed by and
construed in accordance with the laws of the State of Delaware.

          Executed this 22nd day of October, 1996.

                                        ALCO STANDARD
                                        CORPORATION



                                        By   /s/O. Gordon Brewer, Jr.
                                           ------------------------------
                                           O. Gordon Brewer, Jr.
                                           Vice President-Finance

Accepted and agreed to by

IKON CAPITAL, INC.



By   /s/Richard P. Maier
   -------------------------------
        Richard P. Maier
        President